OBA Financial Services, Inc. Announces 2nd Quarter Results

GERMANTOWN, Md., January 28, 2013 /PRNewswire/ -- OBA Financial Services, Inc., (NASDAQ: OBAF) ("Company"), the parent company of OBA Bank ("Bank"), announces net income of $657 thousand, or $0.17 basic and diluted earnings per share, for the six months ended December 31, 2012 as compared to net income of $170 thousand, or $0.04 basic and diluted earnings per share, for the comparable period in the prior year.

Net income for the fiscal second quarter, which ended December 31, 2012, was $397 thousand, or $0.10 basic and diluted earnings per share, as compared to net income of $82 thousand, or $0.02 basic and diluted earnings per share, for the three months ended December 31, 2011 and net income of $260 thousand, or $0.07 basic and diluted earnings per share, for the three months ended September 30, 2012.

The Company's net income for the six months ended December 31, 2012 was primarily impacted by an increase in net interest income of $643 thousand and a decrease in the provision for loan losses of $281 thousand partially offset by an increase in income tax expense of $390 thousand as compared to the six months ended December 31, 2011.

The Company's net income for the three months ended December 31, 2012 was primarily impacted by an increase in net interest income of $362 thousand and a decrease in the provision for loan losses of $246 thousand partially offset by an increase in income tax expense of $242 thousand as compared to the three months ended December 31, 2011.

On a linked quarter basis, the Company’s income for the three months ended December 31, 2012 was primarily impacted by an increase in net interest income of $149 thousand and a decrease in the provision for loan losses of $129 thousand partially offset by an increase in income tax expense of $129 thousand as compared to the three months ended September 30, 2012.

Income Statement

The Company’s net interest income for the six months ended December 31, 2012 was $6.7 million as compared to $6.0 million for the six months ended December 31, 2011.  The increase in net interest income was primarily the result of the Bank decreasing deposit rates while maintaining its competitive position within the local market and paying off all matured higher costing brokered certificates of deposit exclusive of the Certificate of Deposit Account Registry Service (“CDARS”) program and several matured higher costing term Federal Home Loan Bank advances.

The Company's net interest income for the three months ended December 31, 2012 was $3.4 million as compared to $3.3 million for the three months ended September 30, 2012. The Company's net interest income for the three months ended December 31, 2012 increased $362 thousand as compared to $3.0 million for the three months ended December 31, 2011.

Balance Sheet

Total assets were $381.0 million at December 31, 2012 as compared to $392.1 million and $382.0 million at June 30, 2012 and December 31, 2011, respectively.

Total loans increased $16.0 million to $297.6 million at December 31, 2012 from $281.6 million at December 31, 2011. Total loans increased $1.3 million at December 31, 2012 from $296.2 million at June 30, 2012 and total loans remained relatively unchanged at December 31, 2012 as compared to September 30, 2012.

Total commercial loans increased $29.7 million, or 19.9%, to $179.2 million at December 31, 2012 from $149.5 million at December 31, 2011. Total commercial loans increased $4.3 million at December 31, 2012 as compared to $174.8 million at September 30, 2012. Total commercial loans increased $9.3 million at December 31, 2012 as compared to $169.9 million at June 30, 2012.

Total deposits increased $14.8 million to $266.7 million at December 31, 2012 as compared to December 31, 2011. Total deposits decreased $2.9 million from $269.6 million at June 30, 2012.

Borrowings decreased $15.5 million to $36.7 million at December 31, 2012 from $52.3 million at December 31, 2011 and decreased $6.7 million from $43.4 million at June 30, 2012 as the Company continued to pay down higher cost borrowings.

Equity and Capital

Stockholders' equity decreased to $75.7 million at December 31, 2012 as compared to $75.9 million at December 31, 2011. The Company remains well-capitalized with ratios well in excess of regulatory minimums.

Asset Quality

Total non-performing assets to total assets decreased to 1.56% at December 31, 2012 from 1.57% at September 30, 2012 and 1.74% at December 31, 2011.  Total non-performing loans to total loans decreased to 2.00% at December 31, 2012 from 2.03% at September 30, 2012 and 2.34% at December 31, 2011.

The allowance for loan losses to total loans was unchanged at 1.05% at December 31, 2012 as compared to September 30, 2012 and increased from 1.02% at June 30, 2012 and 0.93% at December 31, 2011.

About OBA Financial Services, Inc. and OBA Bank

OBA Financial Services, Inc. is the holding company for OBA Bank. OBA Bank, founded in 1861, is a community-oriented bank which provides a variety of financial services to small businesses and individuals through its offices in Montgomery, Howard, and Anne Arundel Counties of Maryland. The Bank's primary deposits are demand, money market, and time certificate accounts and its primary lending products are commercial mortgage, commercial business, and residential mortgage loans. Visit www.obabank.com to locate an ATM or branch near you or for more information about OBA Bank.

Forward-Looking Statements

When used in this Press Release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including, but not limited to, changes in economic conditions in the Bank's market area, changes in policies by regulatory agencies, changes in the Bank's regulator, fluctuations in interest rates, demand for loans in the Bank's market area, competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, and other risks described in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revision which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT: Charles E. Weller, President & Chief Executive Officer, cweller@obabank.com, or David A. Miller, S.V.P. & Chief Financial Officer, damiller@obabank.com, both of OBA Financial Services, Inc., +1-301-916-6400

OBA Financial Services, Inc.
FINANCIAL SUMMARY
(dollars in thousands, except per share data)	Three Months Ended			Three Months Ended
	December 31,			September 30,
	2012	2011	% Change (2)	2012	% Change (2)
RESULTS OF OPERATIONS:
Net interest income	$3,404	$3,042	11.9%	$3,255	4.6%
Provision for loan losses	(17)	229	(107.4)	112	(115.2)
Non-interest income	175	172	1.7	200	(12.5)
Non-interest expense	2,908	2,854	1.9	2,921	(0.4)
Income before taxes	688	131	-	422	63.0
Income tax	291	49	-	162	79.6
Net Income	397	82	-	260	52.7

SHARE DATA:
Basic earnings per share	$0.10	$0.02	-%	$0.07	42.9%
Diluted earnings per share	0.10	0.02	-	0.07	42.9
Book value per common share(1)	17.59	17.03	3.3	17.48	0.6
Tangible book value per common share(1)	17.59	17.03	3.3	17.48	0.6
Weighted average shares - basic	3,799,778	3,924,869	(3.2)	3,825,224	(0.7)
Weighted average shares - diluted	3,871,539	3,933,087	(1.6)	3,881,946	(0.3)
Common shares outstanding(1)	4,301,450	4,458,303	(3.5)	4,332,634	(0.7)

SELECTED RATIOS:
Return on average assets	0.41%	0.08%		0.27%
Return on average equity	2.08	0.42		1.36
Net interest margin	3.80	3.59		3.62
Leverage ratio	19.72	19.76		19.29
Tier I risk-based capital ratio	27.73	29.85		27.66
Total risk-based capital ratio	28.89	30.88		28.82
Allowance for loan losses to total loans	1.05	0.93		1.05
Non-performing loans to total loans	2.00	2.34		2.03
Non-performing assets to total assets	1.56	1.74		1.57

END OF PERIOD BALANCES:
Investment securities	$45,169	$43,348	4.2%	$50,379	(10.3)%
Total loans	297,564	281,560	5.7	298,000	(0.1)
Earning assets	355,177	347,526	2.2	359,260	(1.1)
Assets	380,959	382,017	(0.3)	388,755	(2.0)
Deposits	266,653	251,873	5.9	271,685	(1.9)
Borrowings	36,727	52,250	(29.7)	38,828	(5.4)
Stockholders' equity	75,683	75,927	(0.3)	75,717	-

AVERAGE BALANCES:
Investment securities	$46,910	$36,692	27.8%	$40,189	16.7%
Total loans	296,827	279,095	6.4	295,016	0.6
Earning assets	355,921	336,618	5.7	357,616	(0.5)
Assets	387,262	383,968	0.9	388,680	(0.4)
Deposits	269,326	259,022	4.0	270,632	(0.5)
Borrowings	39,515	46,607	(15.2)	39,445	0.2
Stockholders' equity	75,792	76,806	(1.3)	75,777	-

(1) Reflects the inclusion in common shares outstanding of previously granted and voting-eligible shares of restricted stock under the OBA Financial Services, Inc. 2011 Equity Incentive Plan.

(2) For percent change greater than 200%, change will not be shown.

OBA Financial Services, Inc.
FINANCIAL SUMMARY
(dollars in thousands, except per share data)	Six Months Ended
	December 31,
	2012	2011	% Change (2)
RESULTS OF OPERATIONS:
Net interest income	$6,659	$6,016	10.7%
Provision for loan losses	95	376	(74.7)
Non-interest income	375	383	(2.1)
Non-interest expense	5,829	5,790	0.7
Income before taxes	1,110	233	-
Income tax	453	63	-
Net Income	657	170	-

SHARE DATA:
Basic earnings per share	$0.17	$0.04	-%
Diluted earnings per share	0.17	0.04	-
Book value per common share(1)	17.59	17.03	3.3
Tangible book value per common share(1)	17.59	17.03	3.3
Weighted average shares - basic	3,812,501	4,059,359	(6.1)
Weighted average shares - diluted	3,862,525	4,064,369	(5.0)
Common shares outstanding(1)	4,301,450	4,458,303	(3.5)

SELECTED RATIOS:
Return on average assets	0.34%	0.09%
Return on average equity	1.72	0.43
Net interest margin	3.71	3.55
Leverage ratio	19.72	19.76
Tier I risk-based capital ratio	27.73	29.85
Total risk-based capital ratio	28.89	30.88
Allowance for loan losses to total loans	1.05	0.93
Non-performing loans to total loans	2.00	2.34
Non-performing assets to total assets	1.56	1.74

END OF PERIOD BALANCES:
Investment securities	$45,169	$43,348	4.2%
Total loans	297,564	281,560	5.7
Earning assets	355,177	347,526	2.2
Assets	380,959	382,017	(0.3)
Deposits	266,653	251,873	5.9
Borrowings	36,727	52,250	(29.7)
Stockholders' equity	75,683	75,927	(0.3)

AVERAGE BALANCES:
Investment securities	$43,550	$37,053	17.5%
Total loans	295,921	279,757	5.8
Earning assets	356,769	336,031	6.2
Assets	387,971	388,309	(0.1)
Deposits	269,979	260,974	3.5
Borrowings	39,480	46,632	(15.3)
Stockholders' equity	75,785	78,567	(3.5)

(1) Reflects the inclusion in common shares outstanding of previously granted and voting-eligible shares of restricted stock under the OBA Financial Services, Inc. 2011 Equity Incentive Plan.

(2) For percent change greater than 200%, change will not be shown.